Exhibit 23.13

CONSENT OF ROGER M. LEMAITRE

I consent to the use of my name, or any quotation from, or summarization of the technical report summary entitled “2022 Technical Report on the Horseshoe-Raven Project, Saskatchewan”, effective date October 31, 2022, prepared by me, which was filed as an Exhibit to Uranium Energy Corp.’s (the “Company”) Current Report on Form 8-K filed with the United States Securities and Exchange Commission on January 23, 2023, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-8 dated July 19, 2023, and any amendments or supplements thereto.

/s/ Roger M. Lemaitre
Roger M. Lemaitre, P.Eng., P.Geo., APEGS Registered Member

Date: July 19, 2023